Exhibit (h)(3)(iii)

MONEY MARKET FUND SERVICES AMENDMENT

TO

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Money Market Fund Services Amendment (the “Amendment”) is made as of March 21, 2016 by and between RBC FUNDS TRUST (formerly Tamarack Fund Trust) (the “Trust”) on behalf of each series of the Trust listed on Exhibit I attached hereto and BNY MELLON INVESTMENT SERVICING (US) INC. (formerly PNC Global Investment Servicing (U.S.) Inc.) (“BNY Mellon”).

BACKGROUND:

A.	WHEREAS, the Trust and BNY Mellon are parties to an Administration and Accounting Services Agreement dated as of October 5, 2007, as amended (the “Agreement”);

B.	WHEREAS, this Amendment is an amendment to the Agreement and shall be applicable solely to the series identified at Exhibit 1 attached hereto (the “Series”);

C.	WHEREAS, the Trust desires that BNY Mellon provide the money market fund services described in this Amendment, which shall supersede and replace the services as described in the amendment to the Agreement dated December 4, 2014, and BNY Mellon agrees to provide such services on the terms contained herein;

D.	WHEREAS, capitalized terms used in this Amendment shall have the meanings set forth in the Agreement unless otherwise defined herein, and all “Rules” referenced herein are rules promulgated under the Investment Company Act of 1940, as amended; and

E.	WHEREAS, the Trust and BNY Mellon desire to amend the Agreement with respect to the foregoing;

TERMS:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	BNY Mellon shall provide the following services to the Trust for the Series specified at Exhibit I and the Agreement is hereby amended to include the following with the services described therein:

1.1	BNY Mellon shall provide the following information in a mutually agreed upon electronic format to support the website disclosure requirements of the Trust. The Trust acknowledges that BNY Mellon is not responsible for the Trust’s website, for any servicing on the Trust’s website, or for uploading, downloading or maintaining any information on or required to be on the Trust’s website.

1.1.1	Date.
1.1.2	Fund identifier.
1.1.3	Share class.
1.1.4	Mark to market NAV (rounded to four (4) decimal places).
1.1.5	Daily liquid assets.
1.1.6	Weekly liquid assets.
1.1.7	Shareholder inflows and outflows.

1.2	BNY Mellon shall upon reasonable request provide supporting information to the Trust to aid in the preparation and filing of Form N-CR. The Trust acknowledges that BNY Mellon will not be performing the actual preparation and filing of Form N-CR, and the information requested must be information maintained on the BNY Mellon accounting platform in the ordinary course of providing the services described in the Agreement.

1.3	BNY Mellon, subject to the limitations described at Section 3 below and its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor (as defined below) to: (i) prepare, on a monthly basis, Form N-MFP; and (ii) file Form N-MFP with the United States Securities and Exchange Commission.

l.3.1	The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Trust in advance of the preparation of the initial Form N-MFP pursuant to this Amendment. A template developed by the Print Vendor (as defined below) will be utilized to capture and transmit this necessary information to BNY Mellon.
l.3.2	Unless mutually agreed in writing between BNY Mellon and the Trust, BNY Mellon will use the same layout and format for every successive reporting period for Form N-MFP.
l.3.3	In order to remain compliant with the SEC or at the request of the Trust, any subsequent changes to Form N-MFP or the files provided in support of Form N-MFP that result in an increase in the scope of work to BNY Mellon, will result in additional compensation to BNY Mellon, to be negotiated in good faith and mutually agreed upon between BNY Mellon and the Trust.

2.	Aggregation of Affiliates - As required by the applicable Rules, money market funds are required to treat certain entities that are affiliated with each other as single issuers for purposes of determining whether they are complying with money market funds’ five percent issuer diversification limit. BNY Mellon will not monitor for such aggregation of affiliates pursuant to the diversification requirements on second tier securities or guarantor investments of the Trust.

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3.	BNY Mellon has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNY Mellon the ability to generate monthly reports on Form N-MFP as required by Rule 30b 1-7 for its clients. Notwithstanding anything to the contrary in this Amendment, BNY Mellon shall not be obligated to perform the related services described in this Amendment unless an agreement between BNY Mellon and the Print Vendor for the provision of such services is then-currently in effect. BNY Mellon will inform the Trust of the identity of the Print Vendor, and the Trust is free to attempt to contract directly with the Print Vendor for the provision of the applicable services if BNY Mellon is unable to provide such services as contemplated herein.

4.	BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Trust, the Trust’s adviser and entities unaffiliated with BNY Mellon (collectively, for this Amendment, “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) review of such data provided to it by any Third Party. This Section 4 is a limitation of responsibility provision for the benefit of BNY Mellon, and shall not be used to imply any responsibility or liability against BNY Mellon.

5.	The Trust, in a timely manner, shall review and comment on, and, as the Trust deems necessary, cause its counsel and accountants to review and comment on, each Form N-MFP. The Trust shall provide timely sign-off of, and authorization and direction to file, each Form N-MFP. Absent such timely signon authorization and direction by the Trust, BNY Mellon shall be excused from its obligations to prepare and file the affected Form N-MFP. BNY Mellon is providing the services related to the filing of Form N-MFP based on the representation and warranty of the Trust that such services, together with the activities of the Trust in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the rules and regulations applicable to the Trust and Form N-MFP.

6.	The Trust acknowledges that it shall be responsible for the retention of Form N MFP in accordance with any applicable rule or regulation.

7.	Notwithstanding any provision of this Amendment, the services described herein are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person. Neither this Amendment nor the provision of the services establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Trust or any other person.

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8.	As compensation for the services described herein, the Trust will pay to BNY Mellon such fees as may be agreed to in writing by the Trust and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Print Vendor’s fees. For the avoidance of doubt, the fees charged by the Print Vendor will not equal the fees charged by BNY Mellon, nor shall such fees be considered an out-of pocket expense, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor.

9.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the services described herein.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)	If any provision or provisions of this Amendment shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(Signature page follows.)

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

RBC FUNDS TRUST

By: /s/ Kathleen A. Gorman

Name: Kathleen A. Gorman

Title: President of RBC Funds

BNY MELLON INVESTMENT SERVICING (US) INC.

By: Steven Williamson

Name: Steven Williamson

Title: Vice President

Date: April 14, 2016

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EXHIBIT 1

Series Name

Prime Money Market Fund

U.S. Government Money Market Fund

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